Exhibit 10.44

ELEVENTH AMENDMENT TO

THE FISHER-PRICE PENSION PLAN

WHEREAS, Mattel, Inc. (“Mattel”) sponsors the Fisher-Price Pension Plan for the benefit of eligible employees of Fisher-Price, Inc. and certain other subsidiaries; and

WHEREAS, the provisions of the Plan are set forth in a 1994 Restatement, as amended; and

WHEREAS, Mattel desires to amend the Plan to (i) add a joint and 75% survivor annuity optional form of benefit, (ii) change the actuarial assumptions used to calculate optional forms of benefit and (iii) revise the interest rate applicable to retroactive payments made as of a retroactive annuity start date; and

WHEREAS, in Section 9.1 of the Plan, Mattel reserved the right to amend the Plan at any time in whole or in part;

NOW, THEREFORE, to effect the foregoing, Mattel does hereby declare that the Plan be, and hereby is, amended as follows effective as of January 1, 2008:

1. The second sentence of the second paragraph of Section 4.1(a) shall be amended to read as follows:

“In calculating the actuarial equivalent of the accrued monthly pension benefit to which the Participant is entitled at his annuity starting date, equivalence for benefits as of an annuity starting date prior to January 1, 2008 shall be determined on the basis of the factors set forth in Schedule C. Equivalence for benefits as of an annuity starting date on or after January 1, 2008 shall be determined on the basis of the RP-2000 Mortality Table (weighted 50% for males and 50% for female) and 7% interest; provided that, in no event shall the resulting benefit payable as of such annuity starting date be less than the accrued monthly pension benefit as of December 31, 2007 payable as of such annuity starting date based on the assumptions in effect prior to January 1, 2008.”

2. Section 4.3 shall be deleted in its entirety and replaced with the following:

“Section 4.3. Other Optional Forms.

(a) Joint and 75% Annuity Option. A Participant may elect to receive a retirement benefit payable monthly for the life of the Participant and upon the Participant’s death, if such Participant is survived by the spouse to whom such Participant was married at the annuity starting date, for the life of such spouse, in an amount equal to 75% of the benefit payable to such Participant.

(b) Ten Years Certain Option. A Participant may elect to receive a retirement benefit payable monthly during his lifetime and terminating with the monthly payment coinciding with or next preceding the date of his death, with the provision that 120 monthly payments shall be made in any event to him or such beneficiary or beneficiaries as he may have designated. Such election shall be by written notice to the Company.

If a Participant and his beneficiary or beneficiaries die after the Participant has retired but before a total of 120 monthly payments have been made to the Participant and his beneficiary, a commuted lump sum payment shall be made to the estate of the last survivor of the Participant and his beneficiary or beneficiaries. The calculation of such commuted lump sum value shall be made based on the interest rate assumption set forth in Section 5.4. The designation of a beneficiary or beneficiaries under this option may be changed at any time, and a beneficiary receiving payments under this option may designate a beneficiary other than his estate.

(c) Required Minimum Distributions. Unless the Participant’s spouse is the sole designated Beneficiary under this Section 4.3, and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s spouse is the Participant’s sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this section, or the joint life and last survivor expectancy of the Participant and the Participant’s spouse as determined under the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the calendar year that contains the annuity start date.

(d) Actuarial Equivalence Factors. Any optional form of benefit commencing as of an annuity starting date prior to January 1, 2008 shall be determined on the basis of the factors set forth in Schedule C. Any optional form of benefit commencing as of an annuity starting date on or after January 1, 2008 shall be determined on the basis of the RP-2000 Mortality Table (weighted 50% for males and 50% for female) and 7% interest; provided that, in no event shall the resulting benefit payable as of such annuity starting date be less than the accrued benefit as of December 31, 2007 payable as of such annuity starting date based on the assumptions in effect prior to January 1, 2008.”

3. The third sentence of Section 4.6 shall be amended to read as follows:

“Any interest paid in accordance with this Section prior to January 1, 2008, shall be calculated using the applicable interest rate used to determine the present value of a Participant’s accrued monthly pension benefit under the Plan as of the Benefit Commencement Date as described in Section 5.4. Any interest paid in accordance with this Section on or after January 1, 2008, shall be calculated using the interest rate on 30-year Treasury securities in effect for the month of October preceding the first day of the Plan Year in which the Benefit Commencement Date occurs.”

4. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed by its duly authorized officer this 19 day of December, 2008.

MATTEL, INC.

By:	/s/ ALAN KAYE
Name:	Alan Kaye
Title:	Senior Vice President, Human Resources